UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 1, 2005

PRIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)

Registrant’s telephone number, including area code: (713) 789-1400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On April 1, 2005, the Compensation Committee of the Board of Directors of Pride approved the components under Pride’s annual incentive compensation plan for 2005. The plan governs awards of cash bonus compensation to be paid to Pride’s management, including executive officers, for performance during the fiscal year. The 2005 plan provides incentives to each executive officer to maximize Pride’s profitability, reduce debt, improve working capital and improve safety performance. Bonuses for executive officers under the 2005 plan will be paid on a discretionary basis by the Committee based on target objectives established by the Committee. In connection with the Committee’s review of executive officer compensation in the second quarter of 2005, the Committee may adjust the individual targets under the 2005 plan.

     In the case of Paul A. Bragg, President and Chief Executive Officer, Louis A. Raspino, Executive Vice President and Chief Financial Officer, and John R. Blocker, Jr., Executive Vice President — Operations, 40% of bonus will be determined with reference to Pride’s consolidated earnings before taxes, 10% with reference to safety performance on a company-wide basis and 25% with reference to consolidated debt reduction, in each case relative to target levels approved by the Committee. The remaining 25% of Mr. Bragg’s, Mr. Raspino’s and Mr. Blocker’s bonuses will be determined with reference to the level of achievement of individual goals set and approved by the Committee. In the case of Gary W. Casswell, Vice President — Eastern Hemisphere Operations, (a) 10% of bonus will be determined with reference to Pride’s consolidated earnings before taxes; (b) 30% with reference to earnings before taxes of Pride’s Eastern Hemisphere business unit; (c) 10% with reference to safety performance on a company-wide basis and another 10% on a business unit basis; and (d) a total of 20% on business unit balance sheet factors; in each case relative to target levels approved by the Committee. The remaining 20% of Mr. Casswell’s bonus will be determined with reference to the level of achievement of individual goals set and approved by the Committee.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ W. Gregory Looser
W. Gregory Looser
Senior Vice President, General Counsel and Secretary

Date: April 7, 2005

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